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                                                                  EXHIBIT 99.1
For Immediate Release

For more information, please contact:

Laurie Stanley
Cadence Design Systems, Inc.
408-428-5019
las@cadence.com

                     CADENCE AND QUICKTURN COMPLETE MERGER
         Merger Breaks SOC Verification Bottleneck with Integrated Flow for System Design through Prototype

     SAN JOSE, Calif. - May 25, 1999 - Cadence Design Systems, Inc. (NYSE:CDN), the worldwide leader of electronic design software and services, and Quickturn Design Systems, Inc. (NASDAQ:QKTN), the leading provider of emulation verification systems and services, announced today the completion of their merger. The merged company provides the critical technologies and methodologies necessary to complete the system design-through-prototyping flow for verifying the functionality of today's modern devices and systems-on-a-chip (SOC).

     The merger agreement, unanimously approved by the board of directors of both companies earlier this year, was approved by Quickturn shareholders on May 21, 1999. Under the terms of the agreement, Cadence will issue approximately 23 million shares of common stock to acquire all of the outstanding shares of Quickturn common stock in a tax-free, stock-for-stock transaction with an aggregate purchase price of approximately $271 million. Quickturn stockholders will receive Cadence common stock at an exchange ratio of 1.2712 Cadence shares for each share of Quickturn.

     Quickturn will operate as a separate organization within the Cadence Design Productivity group that develops, markets and sells electronic design automation software and services. The new Quickturn group will be led by Keith Lobo as senior vice president at Cadence. In addition to his Quickturn responsibilities, Lobo will join the Design Productivity group as senior vice president of strategy and business development.

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Cadence and Quickturn Complete Merger                           Page 2

     "Cadence and Quickturn share a long, successful history of design verification excellence through the synergies of our complementary product offerings and strong working relationship," said Ray Bingham, CEO of Cadence. "We've aggressively leveraged our partnership to address the exploding verification gap from different, but complementary perspectives. This is a compelling advantage for us as a united force focused on solving customers' toughest design problems."

Merger of Excellence in Design Verification

     "Many customers require rapid prototyping techniques as part of their verification environment, particularly as they transition to 0.18 micron technologies and SOC. Quickturn provides the answer to this need," said Shane Robison, president of the Design Productivity group at Cadence responsible for electronic design automation (EDA) products and services. "Quickturn's high capacity and performance emulation technology and experienced emulation methodology services personnel close the gap for Cadence to deliver the industry's most comprehensive, integrated system-to-chip verification flow."

     Prior to the merger, Quickturn actively participated in the Cadence Alanza/TM/ group Connections program for third-party software vendors and was awarded the premier status of Platinum member by Cadence as the companies jointly targeted the challenges of deep sub-micron SOC verification. Cadence responded with a system co-development and functional verification strategy, starting from the abstract system capture through component design and simulation signoff, including static verification. Quickturn attacked the full system verification bottleneck for multi-million gate designs from the point of final signoff back into regression simulation with capabilities for cycle-based verification.

     According to Lobo, "The Quickturn and Cadence merger unites the verification strategies and strengths of the two companies into a flow that combines high performance acceleration with in-circuit emulation, and delivers the simulation accuracy needed to verify the functionality of today's highly integrated devices."

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Cadence and Quickturn Complete Merger                           Page 3

     The Quickturn Mercury emulation technology complements Cadence's co-development product line that includes the Cadence virtual component co-design
(VCC) products, the Cierto/TM/ signal processing workstation, and the recently announced Affirma/TM/ HW/SW verifier. The companies will build a cycle-based simulation flow around the Quickturn CoBALT system that enhances the Cadence static verification tool suite by combining cycle simulation with static timing analysis and formal equivalency checking.

About Cadence

     Cadence Design Systems, Inc. is the largest supplier of software products, methodology services, and design services used to accelerate and manage the design of semiconductors, computer systems, networking and telecommunications equipment, consumer electronics, and a variety of other electronics-based products. With more than 4,000 employees and 1998 annual sales of $1.2 billion, Cadence is headquartered in San Jose, Calif. and has sales offices, design centers, and research facilities located around the world. More information about the company, its products and services may be obtained from the World Wide Web at http://www.cadence.com.
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Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties. Risks about the Company's business are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended January 2, 1999 and Form 10-Q for the quarter ended April 3, 1999. Cadence and the Cadence logo are registered trademarks, Cierto and Affirma are trademarks and Alanza is a service mark of Cadence Design Systems, Inc. All others are properties of their holders.